Exhibit 5.1
June 25, 2015

Piper Jaffray Companies
800 Nicollet Mall, Suite 1000
Minneapolis, Minnesota 55402

Re:     Piper Jaffray Companies
1,200,000 Shares of Common Stock, par value $.01 per share

Ladies and Gentlemen:

In connection with the Registration Statement on Form S-8 under the Securities Act of 1933, as amended (the “Registration Statement”), relating to the offering of up to 1,200,000 shares (the “Shares”) of common stock, par value $.01 per share, of Piper Jaffray Companies, a Delaware corporation (the “Company”), pursuant to the Piper Jaffray Companies Amended and Restated 2003 Annual and Long-Term Incentive Plan (as amended May 13, 2015) (the “Plan”), we have examined such corporate records and other documents, including the Registration Statement, and have reviewed such matters of law as we have deemed relevant hereto, and, based upon such examination and review, it is our opinion that all necessary corporate action on the part of the Company has been taken to authorize the issuance and sale of the Shares and that, when issued and sold in accordance with the Plan and as contemplated in the Registration Statement, the Shares will be legally and validly issued, fully paid and nonassessable. We consent to the filing of this opinion as an exhibit to the Registration Statement.

Very truly yours,

FAEGRE BAKER DANIELS LLP

By: /s/ W. Morgan Burns
W. Morgan Burns